Exhibit 23.1

CONSENT OF EXPERT

I consent to the reference to me under the headings “Item 3.D  Risks Relating To Our Business–Our Reserve Estimates Could Be Subject To Significant Changes,” “Item 4.D Property, Plant and Equipment–Caliche: Facilities and Reserves” and “Item 19. Exhibits” in the Annual Report on Form 20-F of Sociedad Química y Minera de Chile S.A. (“SQM”) for the fiscal year ended December 31, 2020:

March 15, 2021	/s/ Marta Aguilera
Marta Aguilera
Geologist
SQM